VSE Reports Financial Results for Third Quarter 2016
Organic Growth Drives Revenue Increases

Alexandria, Virginia, October 26, 2016 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the third quarter of 2016.

(in thousands, except per share data)
	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Revenues	$172,780	$137,396	25.75%	$476,889	$389,313	22.50%
Operating income	$13,623	$13,243	2.87%	$38,243	$35,423	7.96%
Net income	$7,088	$6,474	9.48%	$19,609	$17,173	14.19%
EPS (Diluted)*	$0.65	$0.60	8.33%	$1.81	$1.59	13.84%
*EPS amounts have been adjusted for all periods to reflect the two-for-one stock split that occurred on August 3, 2016

“Our contracted services in support of the DoD and other federal government clients have been the largest contributor to our revenue increases for the third quarter and year to date,” said Maurice “Mo” Gauthier, VSE CEO, President and COO. “Recent awards in our Federal Services Group position us well for steady improvement in our federal markets based on a strong booking quarter. We also are pleased to report increases in both revenue and operating income for our Aviation Group for the third quarter.”

Revenues were $172.8 million in the third quarter of 2016 compared to $137.4 million in the third quarter of 2015. For the first nine months, revenues were $476.9 million in 2016 compared to $389.3 million in 2015. The increases were primarily due to the revenue increase from our Federal Services Group. Our Supply Chain Management and Aviation groups also contributed to revenue growth.

Operating income was $13.6 million for the third quarter of 2016 compared to $13.2 million in the third quarter of 2015. For the first nine months, operating income was $38.2 million in 2016 compared to $35.4 million in 2015. Our Aviation Group was the largest contributor to the increase in our operating income.

Net income was $7.1 million for the third quarter of 2016, or $0.65 per diluted share, compared to $6.5 million, or $0.60 per diluted share for the third quarter of 2015. Net income was $19.6 million for the first nine months of 2016, or $1.81 per diluted share, compared to $17.2 million, or $1.59 per diluted share for the first nine months of 2015.

Bookings in our Federal Services and IT, Energy and Management Consulting groups were $405 million for the first nine months of 2016 compared to revenue for these groups of $225 million for the period. Funded contract backlog at September 30, 2016 was $400 million, compared to $294 million at June 30, 2016 and $214 million at September 30, 2015.

Non-GAAP Financial Information (unaudited)

For the three-month and nine-month periods ended September 30, 2016
(in thousands)	Three Month Results			Nine Month Results
	2016	2015	% Change	2016	2015	% Change
Net Income	$7,088	$6,474	9%	$19,609	$17,173	14%
Interest Expense	2,509	2,441	3%	7,406	7,001	6%
Income Taxes	4,026	4,328	-7%	11,228	11,249	—
Amortization of Intangible Assets	4,022	4,027	—	12,063	11,769	2%
Depreciation and Other Amortization	2,558	2,410	6%	7,452	7,446	—
EBITDA	20,203	19,680	3%	57,758	54,638	6%
Earn-Out Adjustments (Income)/Expense	—	508		(1,329)	1,035
Acquisition Transaction Costs	—	75		—	488
Adjusted EBITDA	$20,203	$20,263	—	$56,429	$56,161	—

EBITDA was approximately $20.2 million for the third quarter and approximately $57.8 million for the first nine months of 2016, compared to approximately $19.7 million for the third quarter and approximately $54.6 for the first nine months of 2015. Adjusted EBITDA was approximately $20.2 million for the third quarter and approximately $56.4 for the first nine months of 2016, compared to approximately $20.3 million for the third quarter and approximately $56.2 million for the first nine months of 2015.

Capital Expenditures
Capital expenditures were $1.2 million for the third quarter and $5.4 million for the nine months of 2016, compared to $2.6 million for the third quarter and $7.8 million for the first nine months of 2015. The majority of our capital expenditures for 2016 have supported our Supply Chain Management and Aviation groups.

Operational Highlights

•
Our Federal Services Group was awarded several delivery orders during the third quarter of 2016 to provide support under our Foreign Military Sales (FMS) support contract with the Naval Sea Systems Command (NAVSEA) International Fleet Support Program Office. The periods of performance for these delivery orders range between 9 and 20 months, and the delivery orders have a combined funded value of approximately $150.5 million.

•
Our Federal Services Group also was awarded an Equipment Related Services (ERS) task order under the TACOM Strategic Services Solutions (TS3) contract to support supply chain management for the reset of family of medium tactical vehicles at Red River Army Depot (RRAD). This task order consists of a base year with two one-year options for a potential value of up to $63 million.

•
Our Akimeka subsidiary was awarded a “time and materials” task order to support the Army Analytics Group (AAG) under the Chief Information Officer Solutions and Partners (CIO-SP3) Government Wide Acquisition Contract. The task order has a period of performance of one base year plus four option years and potential value of $28 million.

•	Contract funding in the third quarter of 2016 totaled $211 million out of $405 million funding year to date for our federal contracting businesses.

Non-GAAP Financial Information
This financial results release contains financial measures above under the caption “Non-GAAP Financial Information (unaudited)” that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G, including EBITDA and Adjusted EBITDA. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA, as defined above, adjusted for changes in earn-out obligations from acquisitions and transaction costs associated with acquisitions. These adjusted financial measures are intended to highlight non-operational, unusual or non-recurring items. They should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about October 26, 2016 for more details on our 2016 third quarter results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2015 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$553	$740
Receivables, net	86,107	78,471
Inventories, net	128,935	109,123
Other current assets	14,886	9,138
Total current assets	230,481	197,472

Property and equipment, net	63,161	64,308
Intangible assets, net	130,930	143,043
Goodwill	198,622	198,545
Other assets	16,158	13,986
Total assets	$639,352	$617,354

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$20,085	$17,272
Accounts payable	58,768	40,084
Current portion of earn-out obligation	—	9,678
Accrued expenses and other current liabilities	37,521	29,067
Dividends payable	—	591
Total current liabilities	116,374	96,692

Long-term debt, less current portion	211,371	215,243
Deferred compensation	12,595	11,169
Long-term lease obligations, less current portion	22,321	23,251
Earn-out obligation, less current portion	—	10,166
Deferred tax liabilities	27,751	31,524
Total liabilities	390,412	388,045

Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 10,798,684 and 10,751,064, respectively	540	538
Additional paid-in capital	22,866	21,368
Retained earnings	225,844	207,478
Accumulated other comprehensive loss	(310)	(75)
Total stockholders' equity	248,940	229,309
Total liabilities and stockholders' equity	$639,352	$617,354

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
Revenues:
Products	$87,060	$83,644	$254,325	$233,603
Services	85,720	53,752	222,564	155,710
Total revenues	172,780	137,396	476,889	389,313

Costs and operating expenses:
Products	70,884	68,719	207,001	190,072
Services	83,599	50,906	215,409	149,431
Selling, general and administrative expenses	652	501	4,173	2,618
Amortization of intangible assets	4,022	4,027	12,063	11,769
Total costs and operating expenses	159,157	124,153	438,646	353,890

Operating income	13,623	13,243	38,243	35,423

Interest expense, net	2,509	2,441	7,406	7,001

Income before income taxes	11,114	10,802	30,837	28,422

Provision for income taxes	4,026	4,328	11,228	11,249

Net income	$7,088	$6,474	$19,609	$17,173

Basic earnings per share	$0.66	$0.60	$1.82	$1.60

Basic weighted average shares outstanding	10,798,684	10,749,726	10,792,046	10,746,318

Diluted earnings per share	$0.65	$0.60	$1.81	$1.59

Diluted weighted average shares outstanding	10,826,007	10,792,348	10,819,697	10,778,258

Dividends declared per share	$—	$—	$0.115	$0.105

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the nine months ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$19,609	$17,173
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,515	19,215
Deferred taxes	(3,047)	(1,400)
Stock-based compensation	1,747	1,698
Earn-out obligation adjustment	(1,329)	1,035
Changes in operating assets and liabilities, net of impact of acquisition:
Receivables, net	(7,636)	(5,267)
Inventories, net	(19,812)	(8,821)
Other current assets and noncurrent assets	(8,015)	4,110
Accounts payable and deferred compensation	19,651	(3,235)
Accrued expenses and other current liabilities	8,639	(1,811)
Long-term lease obligations	(930)	(926)
Earn-out obligations	—	(3,269)

Net cash provided by operating activities	28,392	18,502

Cash flows from investing activities:
Purchases of property and equipment	(5,438)	(7,819)
Proceeds from the sale of property and equipment	74	273
Cash paid for acquisitions, net of cash acquired	(63)	(191,181)

Net cash used in investing activities	(5,427)	(198,727)

Cash flows from financing activities:
Borrowings on loan agreement	231,139	435,377
Repayments on loan agreement	(232,608)	(238,071)
Earn-out obligation payment	(18,515)	(11,713)
Payment of debt financing costs	—	(2,699)
Payments on capital lease obligations	(835)	(730)
Payments of taxes for equity transactions	(499)	(342)
Dividends paid	(1,834)	(1,666)

Net cash (used in) provided by financing activities	(23,152)	180,156

Net decrease in cash and cash equivalents	(187)	(69)
Cash and cash equivalents at beginning of period	740	263
Cash and cash equivalents at end of period	$553	$194